Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2010

TEJON RANCH, California – (BUSINESS WIRE) - November 5, 2010 – Tejon Ranch Co. (NYSE:TRC) today announced large increases in revenue and net income from operations for the third quarter ended September 30, 2010, as well as for the first nine months of 2010. For the third quarter of 2010, the Company had a significant increase in net income attributable to common stockholders of $7,850,000, or $0.40 per common share diluted, compared to a net loss of $288,000, or $0.02 per common share during the third quarter of 2009. Revenue from operations for the third quarter of 2010 improved $6,029,000 to $16,279,000, compared to $10,250,000 of revenue during the same period in 2009.

For the first nine months of 2010, the Company had net income attributable to common stockholders of $5,368,000, or $0.30 per common share diluted, compared to a net loss of $3,115,000, or $0.18 per common share, for the first nine months of 2009. Revenue from operations for the nine months ending September 30, 2010 increased to $24,630,000, compared to $18,423,000 of revenue during the same period of 2009.

Results of Operations for the First Nine Months of 2010:

The $6,207,000 improvement in revenue from operations during the first nine months of 2010 is primarily attributable to an increase in farming revenues of $5,870,000 and an increase in commercial/industrial revenues of $253,000. The increase in farming revenues, compared to the same period in 2009, is primarily due to an increase of $6,209,000 in pistachio revenues resulting from a 97% increase in production and a 38% increase in price per pound. The increase in pistachio revenue was partially offset by a decline in almond revenue due to lower crop inventory at the beginning of 2010 and the 2010 crop harvest beginning much later than in the prior year. Commercial/industrial revenues increased in the first nine months of 2010, compared to the same period of 2009, due to improved oil royalties of $412,000 and higher land management services of $506,000, which were partially offset by declines, when compared to the same period in 2009, in cement and sand and rock royalties of $540,000. Oil royalties improved as they are tied directly to the market price of oil, which has increased compared to the same period of 2009. Continued limited activity in the construction industry resulted in a decrease in production from mining activities in the first nine months of 2010, and resulted in lower sand and rock mining royalties. Investment income declined during the first nine months of 2010, compared to the same period in 2009, due to a lower average balance of funds being invested and much lower reinvestment returns.

The improvement in net income for the first nine months of 2010, compared to 2009, is due to the net improvement in revenues, as described above, which, when combined with a net decrease in expense, more than offset the reduction in investment income. The largest component of expense reduction across all operating segments for 2010 is a non-cash reversal of stock compensation expense related to the modification of performance stock grant awards during the third quarter of 2010. The impact of the modification of performance stock awards is the reversal of stock compensation expense of $6,327,000. Expenses within our commercial/industrial segment decreased $1,571,000 during the first nine months of 2010, compared to the same period in 2009, due primarily to reduced compensation expense. Within our resort/residential real estate segment, expenses fell $1,307,000 during 2010 due to lower compensation costs and reduced professional service fees. This reduction is despite the inclusion, through consolidation, of expenses related to our Centennial Founders LLC joint venture. Farming expenses declined $1,090,000 during the first nine months of 2010 due to a decrease in costs of sales due to the timing of the 2010 almond harvest, lower 2010 pistachio cost of sales, and reduced stock compensation expense. The reduced costs of sales were partially offset by increases in fuel and water costs. Our joint ventures generated net earnings during the first nine months of 2010 of $660,000, an improvement of $182,000, due to improved results within our Rockefeller joint venture resulting from the leasing of space within a building owned by the joint venture.

Results of Operations for the Third Quarter of 2010:

The improvement in revenue from operations during the third quarter of 2010 was primarily attributable to an increase in farming revenues. Farming revenue improved $6,188,000 due to the increase in pistachio revenues as described above. This improvement in revenue was partially offset by a decline in commercial/industrial income resulting from lower oil and mineral royalties.

The net income improvement of $8,138,000 during the third quarter of 2010, as compared to the same period of 2009, is primarily the result of the increase in revenue described above and the reversal of stock compensation expense explained above.

2010 Outlook:

On September 30, 2010, the Company had cash and marketable securities of approximately $83,184,000 to meet future investment objectives and short-term working capital needs. The increase in cash and securities is primarily due, as was previously reported, to the completion during June 2010 of a very successful rights offering that raised $60,000,000. In addition, during the third quarter of 2010, we received a reimbursement of $10,800,000 in infrastructure costs from the Tejon Ranch Public Facilities Financing Authority and received a $4,100,000 equity distribution from an unconsolidated joint venture we are involved in. During the remainder of 2010 the Company anticipates continued investment in infrastructure at the Tejon Industrial Complex, investments in our joint ventures and possible water purchases. Our strong financial position will allow us to continue to pursue these investments as well as our long-term strategies of land entitlement, development and conservation.

While the Company continues to aggressively pursue our land entitlement process, we expect the remainder of 2010 to be difficult for our real estate operations as the sluggish economy continues to impact commercial/industrial users. The Company continues to expect that the variability of its quarterly and annual operating results will continue during the remainder of 2010. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THIRD QUARTER ENDED SEPTEMBER 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Revenues:
Real estate - commercial/industrial	$3,853	$4,046	$11,497	$11,244
Real estate - resort/residential	228	194	278	194
Farming	12,198	6,010	12,855	6,985

Total revenues	16,279	10,250	24,630	18,423

Costs and Expenses:
Real estate - commercial/industrial	2,205	3,031	7,692	9,263
Real estate - resort/residential	23	1,526	2,150	3,457
Farming	4,058	4,982	5,549	6,639
Corporate expenses	(2,036)	1,963	2,086	6,028

Total expenses	4,250	11,502	17,477	25,387

Operating income (loss)	12,029	(1,252)	7,153	(6,964)

Other income (expense)
Investment income	246	325	708	1,235
Interest expense	(7)	—	(77)	(70)
Other income	8	15	34	34

Total other income	247	340	665	1,199

Income (loss) from operations before equity in earningsof unconsolidated joint ventures	12,276	(912)	7,818	(5,765)
Equity in earnings of unconsolidated joint ventures, net	647	386	660	478

Net operating income(loss), before income tax expense(benefit)	12,923	(526)	8,478	(5,287)
Income tax expense (benefit)	5,071	(188)	3,233	(2,122)

Net income (loss)	7,852	(338)	5,245	(3,165)
Net income (loss) attributable to non-controlling interest	2	(50)	(123)	(50)

Net income (loss) attributable to common stockholders	7,850	(288)	5,368	(3,115)

Net income (loss) per share to common stockholders, basic	$0.40	$(0.02)	$0.30	$(0.18)

Net income (loss) per share to common stockholders, diluted	$0.40	$(0.02)	$0.30	$(0.18)

Weighted average number of shares outstanding:
Common stock	19,731,967	17,458,588	18,104,589	17,456,636
Common stock equivalents – stock options	43,243	—	59,090	—

Diluted shares outstanding	19,775,210	17,458,588	18,163,679	17,456,636

For the three and nine months ended September 30, 2009, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.